Exhibit 3.1

AMENDMENTS TO SECTIONS 4.7, 4.8 AND 4.9 OF ARTICLE IV
OF THE BYLAWS OF ROCKWELL MEDICAL, INC.
EFFECTIVE MARCH 12, 2018

(Additions in bold and underscore; deletions in strikethrough)

4.7                               Chairperson of the Board.  The Chairperson of the Board, if such office is filled, shall be a director and shall preside at all shareholders’ and Board of Directors’ meetings at which the Chairperson is present unless otherwise determined by the Board of Directors pursuant to Section 2.11.  If the office of Chairperson of the Board is not filled, the Board shall select another independent director to perform the duties and execute the authority of the Chairperson of the Board.

4.8                               Chief Executive Officer.  The ~~Chairperson of the Board, if any, or the President, as designated by the Board, shall be the~~ chief executive officer of the Corporation ~~and~~ shall have the general powers of supervision and management of the business and affairs of the Corporation usually vested in the chief executive officer of a corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  If no designation of chief executive officer is made, ~~or if there is no Chairperson of the board,~~ the President shall be the chief executive officer.  The chief executive officer may delegate to the other officers such of his or her authority and duties at such time and in such manner as he or she deems advisable.

4.9                               President.  ~~If the office of Chairperson of the Board is not filled, the President shall perform the duties and execute the authority of the Chairperson of the Board.  If the Chairperson of the Board is designated by the Board as the Corporation’s chief executive officer, the~~ The President shall be the chief operating officer of the Corporation~~, shall assist the Chairperson of the Board in the supervision and management of the business and affairs of the Corporation and, in the absence of the Chairperson of the Board, shall preside at all shareholders’ and Board of Directors’ meetings~~.  The President may delegate to the officers other than the chief executive officer or Chairperson of the Board, if any, such of his or her authority and duties at such time and in such manner as he or she deems appropriate.